Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference into the Registration Statement on Form S-4 of Range Resources Corporation (the “Registration Statement”), and in any related prospectus, of our report, dated January 21, 2021, with respect to our audit of estimates of proved reserves and future net revenue to the Range Resources Corporation interest, prepared for Range Resources Corporation and included in its Annual Report on Form 10-K for the year ended December 31, 2020. We further consent to the use of our name in the “Experts” section of the Registration Statement.

Netherland, Sewell & Associates, Inc.

Dallas, Texas	By:	/s/ C. H. (Scott) Rees III
October 28, 2021		C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer